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                                                                    Exhibit 10.1

                      [SUMMIT TECHNOLOGY INC. LETTERHEAD]

October 1, 1998

Mr. Randy Frey
2800 Discovery Drive
Orlando, FL 32826

Dear Randy:

     Summit Technology, Inc. and Autonomous Technologies Corporation have this date entered into a merger agreement. The purpose of this letter is to set forth the terms of your employment by Summit, subject to the merger being consummated. Commencing as of the consummation of the merger, you will be employed by Summit on the following terms:

     1. Position. You will hold the position of Executive Vice President and be in charge of the Autonomous Technologies operation in Orlando, Florida. You will be viewed as the second highest executive officer in the company. You shall occupy this position at the pleasure of the Board of Directors. You will be an at-will employee. You will have such authority and fulfill such obligations as are consistent with such position. The Board will elect you to serve as a Director of the company pursuant to its obligations contained in the merger agreement. You will report to the Chief Executive Officer.

     2. Base Salary. Your base annual salary will be $212,000 per year payable in accordance with the company's customary payroll practices. Your salary and performance will be subject to annual review by the Board or Compensation Committee of the Board.

     3. Performance Bonus. At each performance review, the Board will consider your annual bonus for the prior year. The amount of any bonus will be determined at the discretion of the Board, with an award of 40% of base salary targeted for achievement of aggressive performance goals during the year. The performance criteria for determination of your bonus will be set by the Compensation Committee, after consultation with you, within 30 days from commencement of your employment. The granting of any performance bonus is within the discretion of the Board of Directors.



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     4.   Stock Option.  We will grant you a stock option to purchase 200,000 shares of Summit common stock pursuant to the Summit 1997 Stock Option Plan or another plan if necessary. The options shall vest as follows:

               100,000 shares shall vest over a three-year period in equal annual installments of 33,333.33 shares per year, with vesting to commence as of the date of the merger agreement and only in the event you are in continuous employment by the company on the date of such vesting.

               33,333 shares shall vest upon the company's stock price closing at $8 per share.

               33,333 shares shall vest upon the company's stock price closing at $13 per share.

               33,334 shares shall vest upon the company's stock price closing at $20 per share.

               In any event, all of the above stock performance shares will vest in five years provided you are in continuous employment with the company at the time of vesting. The term of the stock option will be for 10 years and will be subject to the customary terms of stock options granted by the company. To the maximum extent possible, that portion of this stock option capable of being qualified shall be an incentive stock option and the balance shall be a nonqualified option. The stock option agreement pertaining to the option shall specify that portion of the stock option that is to be treated as an incentive stock option.

     The exercise price of the incentive stock option portion shall be the fair market value of the company's stock on the date of the merger. The exercise price of the nonqualified stock option portion shall be $5.625 per share.

     5. Additional Benefits. You will receive the following additional benefits:

          - Car allowance of up to $667.00 per month, to be allocated among leasing costs, insurance costs and other related expenses as you determine, which will be treated as W-2 income.

          - Reimbursement for expenses reasonably incurred by you in connection with the performance of your services, in accordance with the company's travel and entertainment and reimbursement policies and procedures.

          - Participation in all of the company's medical, dental and insurance plans and all employee pension, profit sharing and similar savings plans (as described in the company's employee benefits handbook).

          - Paid vacation and sick/personal days in accordance with the company's personnel policy.
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6.   Severance Provisions. Upon any termination of your employment by the company without cause, you will, upon execution of the company's standard termination agreement, receive severance payments equal to one year's base compensation, with continuing payment for participation in medical, dental and insurance plans. If termination of your employment occurs within twelve months of a change in control (to be defined in the severance agreement between you and the company), severance payments shall be for a two-year period.

7. Confidentiality and Non-Competition Agreement. Upon commencement of employment, you will execute the company's standard confidentiality and non-competition agreement, provided that such agreement is identical to the terms of the confidentiality and non-competition agreement existing between the company and Mr. Palmisano.

8. Non Conflict. You have represented to us that you are not under any obligations to another employer or any other person or entity that would prevent or restrict you from accepting employment with the company and performing your duties as described herein. We may ask to review any written agreements that contain confidentiality or non-competition obligations to confirm these matters.

9. At-Will Employee. You, like everyone else at the company, will be an at-will employee. Neither this letter, nor the other agreements you will enter into with the company (option agreements, severance agreements, confidentiality and non-competition agreement, etc.) will constitute an employment agreement or a guaranty of continued employment.

Please indicate your acceptance of the terms of your prospective employment by the company effective upon the merger of Autonomous Technologies Corporation into a subsidiary of the company on or before February 28, 1999 (or a later date if extended pursuant to the merger agreement).

                                        Very truly yours,

                                        /s/ Robert J. Palmisano

                                        Robert J. Palmisano
                                        Chief Executive Officer

Agreed:

/s/ Randy W. Frey
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Randy W. Frey

Date: 4/28/99
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